--------------------------
                                                              OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated average burden
                                                      hours per response......11
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)

                              The SCO Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   78403A106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 22, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 19 Pages

                       Exhibit Index Contained on Page 16

CUSIP No. 78403A106                                           Page 2 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Integral Capital Management V, LLC ("ICM5")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware (limited liability company)
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            324,550  shares,  which  shares  are  directly  owned by
  OWNED BY              Integral Capital Partners V, L.P. ("ICP5").  ICM5 is the
    EACH                general partner of ICP5.
  REPORTING             --------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        324,550 shares (see response to Item 6)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      324,550 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.49%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 78403A106                                           Page 3 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ICP Management V, LLC ("ICP Management 5")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware (limited liability company)
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY              5,450 shares,  of which 4,400 shares are directly  owned
    EACH                by Integral  Capital  Partners V Side Fund,  L.P. ("Side
  REPORTING             Fund") and 1,050 shares are  directly  owned by Integral
   PERSON               Capital Partners V SLP Side Fund, LLC ("SLP Side Fund").
    WITH                ICP Management 5 is the general partner of Side Fund and
                        the Manager of SLP Side Fund.

                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        5,450 shares (see response to Item 6)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,450 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.04%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 78403A106                                           Page 4 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Integral Capital Management VI, LLC ("ICM6")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware (limited liability company)
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            350,000  shares,  which  shares  are  directly  owned by
  OWNED BY              Integral Capital Partners V, L.P. ("ICP6").  ICM6 is the
    EACH                general partner of ICP5.
  REPORTING             --------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        350,000 shares (see response to Item 6)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      350,000 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.68%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 78403A106                                           Page 5 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Integral Capital Partners V, L.P. ("ICP5")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware (limited partnership)
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
 BENEFICIALLY           324,550  shares  are  directly  owned by ICP5.  Integral
   OWNED BY             Capital  Management  V, LLC is the  general  partner  of
     EACH               ICP5.
  REPORTING             --------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        324,550 shares (see response to Item 6)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      324,550 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.49%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 78403A106                                           Page 6 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Integral Capital Partners V Side Fund, L.P. ("Side Fund")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware (limited partnership)
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,400  shares  are  directly  owned  by Side  Fund.  ICP
  OWNED BY              Management V, SHARES LLC is the general  partner of Side
    EACH                Fund.
 REPORTING              --------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH

                        -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,400 shares (see response to Item 6)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,400 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.03%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 78403A106                                           Page 7 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Integral Capital Partners V SLP Side Fund, LLC ("SLP Side Fund")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware (limited partnership)
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,050  shares,  which  are  directly  owned by  Integral
  OWNED BY              Capital Partners V SLP Side Fund, LLC ("SLP Side Fund").
    EACH                ICP Management V, LLC is the Manager of SLP Side Fund.
 REPORTING              --------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,050 shares (see response to Item 6)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,050 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.01%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 78403A106                                           Page 8 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Integral Capital Partners VI, L.P. ("ICP6")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware (limited liability company)
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            350,000  shares,  which  are  directly  owned  by  ICP6.
  OWNED BY              Integral  Capital  Management  VI,  LLC is  the  general
    EACH                partner of ICP6.
 REPORTING              --------------------------------------------------------
  PERSON          7     SOLE DISPOSITIVE POWER
   WITH
                        -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        350,000 shares (see response to Item 6)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      350,000 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.68%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  The SCO Group, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  355 South 520 West, Suite 100
                  Lindon, UT  84042

ITEM 2(a),  (b), (c).    NAME OF  PERSON  FILING, ADDRESS  OF PRINCIPAL BUSINESS
                         OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:


      This statement is being filed by Integral Capital Management V, LLC, a Delaware limited liability company ("ICM5"), ICP Management V, LLC, a Delaware limited liability company ("ICP Management 5") and Integral Capital Management VI, LLC, a Delaware limited liability company ("ICM6"). The principal business address of ICM5, ICP Management 5 and ICM6 is 3000 Sand Hill Road, Building 3, Suite 240, Menlo Park, California 94025.

      ICM5 is the general partner of Integral Capital Partners V, L.P., a Delaware limited partnership ("ICP5"). ICP Management 5 is the general partner of Integral Capital Partners V Side Fund, L.P. ("Side Fund") and the Manager of Integral Capital Partners V SLP Side Fund, LLC ("SLP Side Fund"). ICM6 is the general partner of Integral Capital Partners VI, L.P., a Delaware limited partnership ("ICP6"). With respect to ICM5, ICP Management 5 and ICM6, this statement relates only to ICM5's, ICP Management 5's and ICM6's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP5, Side Fund, SLP Side Fund and ICP6, and none of ICM5, ICP Management 5 or ICM6 directly or otherwise hold any Shares. Management of the business affairs of ICM5, ICP Management 5 and ICM6, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the managers of ICM5, ICP Management 5 and ICM6, respectively, such that no single manager of ICM5, ICP Management 5, or ICM6 has voting and/or dispositive power of the Shares.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  78403A106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

             (a)  [ ]   Broker  or dealer  registered  under  Section 1 5 of the
                        Exchange Act.
             (b)  [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
             (c)  [ ]   Insurance company as defined  in Section 3(a)(19) of the
                        Exchange Act.
             (d)  [ ]   Investment  company  registered  under  Section 8 of the
                        Investment Company Act.
             (e)  [ ]   An investment adviser  in accordance with  Rule 13d-1(b)
                        (1)(ii)(E);
             (f)  [ ]   An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F);
             (g)  [ ]   A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G);
             (h)  [ ]   A savings association  as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;
             (i)  [ ]   A church plan that is excluded from the definition of an
                        investment  company   under  Section  3(c) (14)  of  the
                        Investment Company Act;
             (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             If this statement is filed pursuant to Rule 13d-1(c), check this box. [X].

ITEM 4.  OWNERSHIP.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         A.       Integral  Capital  Management V, LLC ("ICM5"):

                  (a)   Amount Beneficially Owned: 324,550
                  (b)   Percent of Class: 2.49%
                  (c)   Number of shares as to which such person has:
                        1. Sole power to vote or to direct vote: -0-
                        2. Shared power to vote or to direct vote: 324,550
                        3. Sole  power to dispose  or to direct the disposition:
                        -0-
                        4. Shared power to dispose or to direct the disposition:
                        324,550

         B. ICP Management V, LLC ("ICP Management 5")

                  (a)   Amount Beneficially Owned: 5,450
                  (b)   Percent of Class: 0.04%
                  (c)   Number of shares as to which such person has:
                        1. Sole power to vote or to direct vote: -0-
                        2. Shared power to vote or to direct vote: 5,450
                        3. Sole power to  dispose  or to direct the disposition:
                        -0-
                        4. Shared power to dispose or to direct the disposition:
                        5,450

         C. Integral Capital Management VI, LLC ("ICM6")

                  (a)   Amount Beneficially Owned: 350,000
                  (b)   Percent of Class: 2.68%
                  (c)   Number of shares as to which such  person  has:
                        1. Sole power to vote or to direct vote: -0-
                        2. Shared power to vote or to direct vote: 350,000
                        3. Sole power  to dispose or to  direct the disposition:
                        -0-
                        4. Shared power to dispose or to direct the disposition:
                        350,000

         D. Integral Capital Partners V, L.P. ("ICP5")

                  (a)   Amount Beneficially Owned: 324,550
                  (b)   Percent of Class: 2.49%
                  (c)   Number of shares as to which such person has:
                        1. Sole power to vote or to direct vote: -0-
                        2. Shared power to vote or to direct vote: 324,550
                        3. Sole  power to  dispose or to direct the disposition:
                        -0-
                        4. Shared power to dispose or to direct the disposition:
                        324,550

         E. Integral Capital Partners V Side Fund, L.P. ("Side Fund")

                  (a)   Amount Beneficially Owned: 4,400
                  (b)   Percent of Class: 0.03%
                  (c)   Number of shares as to which such person has:
                        1. Sole power to vote or to direct vote: -0-
                        2. Shared power to vote or to direct vote: 4,400
                        3. Sole  power to dispose or to  direct the disposition:
                        -0-
                        4. Shared power to dispose or to direct the disposition:
                        4,400

         F. Integral Capital Partners V SLP Side Fund, LLC ("SLP Side Fund")

                  (a)   Amount Beneficially Owned: 1,050
                  (b)   Percent of Class: 0.01%
                  (c)   Number of shares as to which such person has:
                        1. Sole power to vote or to direct vote: -0-
                        2. Shared power to vote or to direct vote: 1,050
                        3. Sole  power to dispose or to  direct the disposition:
                        -0-
                        4. Shared power to dispose or to direct the disposition:
                        1,050

         G. Integral Capital Partners VI, L.P. ("ICP6")

                  (a)   Amount Beneficially Owned: 350,000
                  (b)   Percent of Class: 2.68%
                  (c)   Number of shares as to which such person has:
                        1. Sole power to vote or to direct vote: -0-
                        2. Shared power to vote or to direct vote: 350,000
                        3. Sole  power to dispose or to  direct the disposition:
                        -0-
                        4. Shared power to dispose or to direct the disposition:
                        350,000

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.           OWNERSHIP  OF  MORE  THAN  FIVE PERCENT  ON BEHALF OF  ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 28, 2003

                                  INTEGRAL CAPITAL MANAGEMENT V, LLC


                                  By       /s/ Pamela K. Hagenah
                                    ----------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                  ICP MANAGEMENT V, LLC


                                  By       /s/ Pamela K. Hagenah
                                     ---------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                  INTEGRAL CAPITAL MANAGEMENT VI, LLC


                                  By       /s/ Pamela K. Hagenah
                                     ---------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                  INTEGRAL CAPITAL PARTNERS V, L.P.

                                  By Integral Capital Management V, LLC,
                                  its General Partner


                                  By       /s/ Pamela K. Hagenah
                                     ---------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                  INTEGRAL CAPITAL PARTNERS V SIDE
                                  FUND, L.P.

                                  By ICP Management V, LLC
                                  its General Partner


                                  By       /s/ Pamela K. Hagenah
                                    ----------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                  INTEGRAL CAPITAL PARTNERS V SLP SIDE FUND, LLC

                                  By ICP Management V, LLC,
                                  its Manager


                                  By       /s/ Pamela K. Hagenah
                                     ---------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                  INTEGRAL CAPITAL PARTNERS VI, L.P.

                                  By Integral Capital Management VI, LLC
                                  its General Partner


                                  By       /s/ Pamela K. Hagenah
                                    ----------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                  EXHIBIT INDEX

                                                           Found on
                                                           Sequentially
Exhibit                                                    Numbered Page
-------                                                    -------------

Exhibit A:        Agreement of Joint Filing                     17

                                    EXHIBIT A

                            Agreement of Joint Filing


      The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated August 28, 2003 containing the information required by Schedule 13G, for the 680,000 Shares of capital stock of The SCO Group, Inc. held by Integral Capital Partners V, L.P., a Delaware limited partnership, Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership, Integral Capital Partners V SLP Side Fund, LLC, a Delaware limited liability company, and Integral Capital Partners VI, L.P., a Delaware limited partnership.

Date:  August 28, 2003

                                  INTEGRAL CAPITAL MANAGEMENT V, LLC


                                  By       /s/ Pamela K. Hagenah
                                    ----------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                  ICP MANAGEMENT V, LLC


                                  By       /s/ Pamela K. Hagenah
                                    ----------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                  INTEGRAL CAPITAL MANAGEMENT VI, LLC


                                  By       /s/ Pamela K. Hagenah
                                     ---------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                  INTEGRAL CAPITAL PARTNERS V, L.P.

                                  By Integral Capital Management V, LLC,
                                  its General Partner


                                  By       /s/ Pamela K. Hagenah
                                    ----------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                  INTEGRAL CAPITAL PARTNERS V SIDE FUND, L.P.

                                  By ICP Management V, LLC,
                                  its General Partner


                                  By       /s/ Pamela K. Hagenah
                                    ----------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                  INTEGRAL CAPITAL PARTNERS V SLP SIDE FUND, LLC

                                  By ICP Management V, LLC,
                                  its Manager


                                  By       /s/ Pamela K. Hagenah
                                    ----------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                  INTEGRAL CAPITAL PARTNERS VI, L.P.

                                  By Integral Capital Management VI, LLC,
                                  its General Partner


                                  By       /s/ Pamela K. Hagenah
                                    ----------------------------
                                           Pamela K. Hagenah
                                           a Manager